UBS Series Trust U.S Allocation Portfolio
For period ending June 30, 2008	       				Exhibit 77Q1
File number 811-4919


UBS SERIES TRUST



CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Series Trust (the Fund), hereby certify that, at a duly convened meeting of the Board of Trustees of the Fund held on February 13, 2008, the Board of Trustees duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has
recommended to the full Board that the Boards mandatory retirement age be changed from 74 to 75; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Funds Restated Bylaws (the Bylaws) concerning amendments to the Funds Bylaws, Article III,
Section 3.06 of the Funds Bylaws be, and it hereby is, amended to read as follows:

Section 3.06. Retirement of Trustees: Each Trustee who has attained the age of seventy-five (75) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.


	IN WITNESS WHEREOF, I have signed this certificate as of the 22nd day of February, 2008.

UBS SERIES TRUST


By:		/s/Keith A. Weller
Name: 	        Keith A. Weller
Title:		Vice President and Assistant Secretary